EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Digital Recorders, Inc. on Amendment No. 1 on Form S-1 (No. 333-121834) of our report, dated March 31, 2004, except for the sixth paragraph of Note 7a) and the fifth and seventh paragraphs of Note 7b), as to which the date is April 14, 2004 and the seventh paragraph of Note 9, as to which the date is April 1, 2004, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Raleigh, North Carolina
April 12, 2005